Exhibit 99.1

For Immediate Release

Contact:
Stock Information Center
(978) 977-8500

December 26, 2007

MERIDIAN INTERSTATE BANCORP, INC.
ANNOUNCES CONCLUSION OF SUBSCRIPTION AND COMMUNITY OFFERINGS AND
INCREASE IN PURCHASE LIMITATIONS

East Boston, Massachusetts – Meridian Interstate Bancorp, Inc., holding company for East Boston Savings Bank, announced today that its subscription and community offerings have concluded. As of December 21, 2007, Meridian Interstate Bancorp received orders in the subscription and community offerings totaling approximately 6,837,075 shares ($68,370,750), not including shares to be purchased by the employee stock ownership plan.  In order to complete the offering of its common stock, Meridian Interstate Bancorp must sell at least 8,542,500 shares of common stock, which is the minimum of the offering range.

In addition, Meridian Interstate Bancorp announced that it has increased the individual purchase limitation and the overall group purchase limitation to 5% of the common stock sold in the offering (427,125 shares at the minimum of the offering range and 577,875 shares at the maximum of the offering range). Persons who submitted orders in the subscription and/or community offerings at the original maximum individual purchase limit or overall purchase limitation may increase their order by submitting an additional stock order form with full payment for the additional shares ordered. For subscribers who wish to increase their order, Meridian Interstate Bancorp must receive the completed stock order form, with full payment or direct deposit account withdrawal authorization, not later than Noon, Eastern time, on January 5, 2008. Therefore, interested persons should request offering materials and return stock order forms promptly.

If Meridian Interstate Bancorp does not receive at least the minimum number of subscriptions (8,542,500) from subscribers in the subscription and community offerings, Meridian Interstate Bancorp will conduct a syndicated community offering commencing as early as January 7, 2008. The individual purchase limitation and the overall purchase limitation in the syndicated community offering would be increased to 9.99% of the common stock sold in the offering, provided that orders for stock exceeding 5% of the total offering shall not exceed in the aggregate 10% of the total offering.

The completion of the offering remains subject to confirmation by Meridian Interstate Bancorp’s independent appraiser of its existing appraisal and receipt of final regulatory approvals, including approval of the amount of stock sold in the offering.

The terms and conditions of the subscription and community offerings and the syndicated community offering are more fully set forth in Meridian Interstate Bancorp’s prospectus dated November 13, 2007. The offering is made only by the prospectus and shares may only be subscribed for using the order forms provided by Meridian Interstate Bancorp. Persons interested in subscribing for stock may request a prospectus and order form by calling Meridian Interstate Bancorp’s Stock Information Center at (978) 977-8500 or visiting the Stock Information Center at East Boston Savings Bank’s Peabody office at 67 Prospect Street, Peabody, Massachusetts.

This press release contains certain forward-looking statements about the proposed stock issuance by Meridian Interstate Bancorp. These include statements regarding the proposed timing of the offering. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include delays in the offering, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Bank, and changes in the securities markets. Except as required by law, Meridian Interstate Bancorp does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities. The offer is made only by the prospectus. The shares of common stock offered by Meridian Interstate Bancorp are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation, any other government agency or the Depositors Insurance Fund.